                                                               EXHIBIT (2)(j)(2)

                SUPPLEMENTARY AGREEMENT TO THAI CUSTODY CONTRACT

This Supplementary Agreement is made on this 30th day of May, 1990 between:

(1)  THE THAI FARMERS BANK LIMITED, 400 Phaholyothin Road, Bangkok 10400,
     Thailand (the "Custodian");

(2)  THE MUTUAL FUND COMPANY LIMITED, 1770 IFCT Building, New Petchburi Road,
     Bangkok 10310, Thailand (the "Manager"); and

(3)  THE THAI FUND, INC., P.O. Box 1102 Vanguard Financial Center, Valley Forge,
     Pennsylvania 19482, U.S.A. (the "Company").

Whereas the Custodian, the Manager and the Company have entered into a Thai
Custody Contract on February 17, 1988 under which the Custodian agreed to act as custodian for the Thai securities and cash of The Thai Fund, Inc. held through the Investment Plan, under the terms and conditions provided therein; and

Whereas the parties believe that it is appropriate to amend the Thai Custody
Contract in accordance with the terms and conditions set forth hereunder.

Now, therefore, the parties hereto agreed as follows:

1.   Section 1.2 of the Thai Custody Contract shall be amend to read as follows and Exhibit A of the Thai Custody Contract shall be deleted:

     "1.2 COMPENSATION OF CUSTODIAN. During the period of June 1, 1990 through
          December 31, 1990, the Custodian shall be entitled to compensation for its services provided hereunder at the rate 1/52 of 0.075% per week of the Net Asset Value of the Investment Plan as at each Valuation Day accrued weekly and payable in arrears together with out of pocket expenses relating to the services of the Custodian. The Custodian shall be paid only upon receipt of Proper Instructions, after delivery to the Fund of a monthly bill for its services hereunder as described in Section 3.2(c) hereof; provided, however, that if Vanguard shall deliver neither Proper Instruction nor objections to such monthly bill to the Custodian within 5 business days after the due date for payment thereof, the Custodian may debit the Plan Assets for the amount of such bill.

          After December 31, 1990 onwards, the rate of compensation for
          Custodian's services hereunder shall be increased to 1/52 of 0.1% per week of the Net Asset Value of the Investment Plan."

2.   Apart from the above amendment, other terms and conditions of the Thai
     Custody Contract shall remain the same.

3.   This Supplementary Agreement shall become into force on the date above written.

                                                               EXHIBIT (2)(j)(2)

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

                                        THE THAI FARMERS BANK LIMITED

Witness                                 By
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                                        THE MUTUAL FUND COMPANY LIMITED

Witness                                 By
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                                        THE THAI FUND, INC.

Witness                                 By /s/ Warren Olsen
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